Exhibit 99.4

September 13, 2010

TO:	HP Partners
FROM:	Bill Veghte, Executive Vice President,
Software & Solutions, Enterprise Business
SUBJECT:	HP to Acquire ArcSight, Inc.

I am excited to share with you that today HP signed a definitive agreement to acquire ArcSight, Inc., a leading provider of security and compliance software solutions. This is an important milestone in our partnership. The combination of HP and ArcSight’s capabilities will provide a new way to improve security, reduce risk and address the escalating costs associated with regulatory compliance. We know these are top concerns for our mutual customers, and that continuing to layer multiple prevention products after the fact is simply not keeping pace with the complexity, security threats, and compliance costs that enterprises face today.  At HP, we believe strongly that the better approach. IT and security activities must converge, and application security must be designed in. This gives the deeper context needed to quickly mitigate risks.

With ArcSight, we are acting on this belief and building our leadership in IT security with a new approach to reducing risk and helping organizations maintain compliance. As you know, we recently announced our intention to acquire Fortify Software, which will build on our testing capabilities to provide marketing leading capabilities in security testing during the development of enterprise applications.  Now we are taking the next step by announcing our intent to acquire ArcSight. With ArcSight, we will bring you a proactive approach for protecting the enterprise from increasing risk and compliance demands. Combining our IT management capabilities with ArcSight’s threat and risk management capabilities will enable us to help customers:

•                  See and monitor a comprehensive view of activity in real time across their enterprise

•                  Understand these activities, the threats or risks they incur, and their impact on business operations

•                  Respond quickly with immediate remediation and a constant feedback loop

•                  Fortify applications with security during development to avoid cost and risk after they are deployed

This capability is reinforced not only by our HP Software & Solutions assets, but the broader portfolio of HP security capabilities including TippingPoint.

This acquisition represents huge opportunities for you as HP partners and will add to the rapidly expanding HP Software & Solutions portfolio that you can offer to customers.

As decisions are made about the role of HP partners in the sales process, your HP Business Partner Manager will communicate them to you. Until then, we encourage you to review the customer and partner materials that are available for this announcement and continue representing HP with today’s security solutions.

I’m very excited about this announcement, and we look forward to your continued support during this transition. We are committed to our continued strong partnership with you as we expand our software portfolio to better service our customers. Please let me know if you have any questions.

Good selling…

Bill Veghte

Executive Vice President, HP Software & Solutions

bill.veghte@hp.com

THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO BUY [ARCSIGHT] COMMON STOCK HAS NOT YET COMMENCED AND WILL BE MADE ONLY PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT HP INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.  THOSE MATERIALS SHOULD BE READ CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER.  ONCE FILED, COPIES OF THE TENDER OFFER STATEMENT, THE OFFER TO PURCHASE AND RELATED DOCUMENTS WILL BE MADE AVAILABLE TO [ARCSIGHT] STOCKHOLDERS AT NO EXPENSE TO THEM.  IN ADDITION, THOSE MATERIALS WILL BE AVAILABLE AT NO CHARGE FROM THE SECURITIES AND EXCHANGE COMMISSION THROUGH THE COMMISSION’S WEB SITE AT WWW.SEC.GOV.

Forward-looking statements

This document contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HP and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions, including those conditions related to regulatory approvals; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, the target company’s business may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; and other risks that are described in HP’s SEC reports, including but not limited to the risks described in HP’s Annual Report on Form 10-K for its fiscal year ended October 31, 2009 and Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2010.  HP assumes no obligation and does not intend to update these forward-looking statements.

© 2010 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. The only warranties for HP products and services are set forth in the express warranty statements accompanying such products and services. Nothing herein should be construed as constituting an additional warranty. HP shall not be liable for technical or editorial errors or omissions contained herein.

9/2010